Exhibit 10.9

Director Compensation Summary

The Valmont board of directors on December 20, 2004 established director compensation for fiscal 2005.  Non-employee directors will receive (1) an annual retainer of $55,000, (2) $2,500 for each board meeting attended ($1,000 if the participation was via teleconference), and (3) $2,000 for each committee meeting attended.  The lead director receives an additional $25,000 per year and each committee chairman receives an additional $10,000 per year.  Directors have the ability to receive cash fees in the form of deferred compensation which accrues interest indexed to U.S. Government Bonds compounded monthly.

Non-employee directors also receive equity compensation as provided in the stockholder-approved 2002 Stock Plan.  The equity compensation consists of (1) an annual grant of 2,000 shares of common stock and (2) an annual grant of a nonqualified stock option for 4,000 shares of common stock exercisable at the fair market value of the Company’s common stock on the date of grant.  The equity grants are made annually on the date of and following completion of the Company’s annual stockholders’ meeting.  The common stock grant is forfeited if a director’s services terminate for any reason other than death, retirement from the board at mandatory retirement age, or resignation or failure to stand for re-election, in any case without the prior approval of the board.